Exhibit 10.11(ii)

December 29, 2008

Geoff Ribar

Re: Amendment to Offer Letter

Dear Geoff:

You are currently employed by Telegent Systems USA, Inc. (the “Company”) pursuant to an offer letter from the Company dated March 31, 2008 (the “Offer Letter”), a copy of which is attached hereto as Exhibit A. This letter (the “Amendment”) amends your Offer Letter to ensure full documentary compliance with applicable provisions of Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.

The Offer Letter provides for certain severance benefits in connection with a termination by the Company without “Cause” or by you due to a “Constructive Termination”, which benefits are conditioned upon your execution of a release of claims agreement. This Amendment clarifies the terms of your severance benefits in the Offer Letter as set forth below.

Section 7.b of the Offer Letter is amended and restated to read as follows:

“b. Involuntary Termination Following a Change of Control. In no way limiting the Company’s policy of employment at-will (as described below), if, within 12 months following a Change of Control (as defined below), either (x) your employment is terminated by the Company without Cause (as defined below), other than as a result of your death or disability, or (y) you terminate your status as an employee of the surviving entity due to a Constructive Termination (as defined below), and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then (i) you will be entitled to continuation of your base salary for a period of six (6) months, less all applicable deductions and withholdings, which payments shall be made in installments over the 6-month period in accordance with the Company’s standard payroll procedures, and (ii) vesting of 50% of your then unvested shares will be accelerated as of the date of termination. As a condition to your receipt of such benefits, you are required to: (i) comply with your continuing obligations (including the return of any Company property); (ii) resign from all positions you hold with the Company; and (iii) sign, and allow to become effective, the Company’s standard form of release agreement releasing any claims may have against the Company (the “Release”) not later than fifty (50) days following your employment termination. Unless the Release is timely signed by you, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the severance benefits provided for under this letter. In no event will benefits be provided to you until the Release becomes effective. Any severance payment that otherwise would have been payable to you prior to the Release Date shall be paid in full arrears within ten (10) business days following the Release Date, but in no event later than the 15th day of the 3rd month following the later of the end of the Company’s fiscal year or the calendar year in which the applicable event occurs.”

The definition of “Constructive Termination” in Section 8.b of the of the Offer Letter is amended and restated in its entirely as follow:

“c. Constructive Termination means your resignation within 60 days of the occurrence of any of the following events which occurs without your written consent and after having provided to the Company written notice of such of such event and the cure period as specified below: (1) a material reduction of change in your title, job duties, responsibilities and job requirements inconsistent with reduction or change in your title, job duties, responsibilities and job requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements, which material reduction or change continues for more than thirty (30) days after written notice

(including reasonable detail describing the facts of any such material reduction of change) is given by you to the Company, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another; (2) a material reduction of your base compensation (10% or greater) (except an equal, accross-the-board reduction in the compensation of all similarly-situated employess of the Company or the surviving entity that is approved by the board of directors), which material reduction continues for more than thirty (30) days after written notice is given by you to the Company; or (3) a requirement that you report for work in person on a regular and daily basis at a facility or location more than 50 miles from the Company’s current location, which requirement continues for more than thirty (30) days after written notice is given by you to the Company.”

A new Section 9 related to compliance with the Section 409A is aded to the Offer Letter in its entirely as follows:

“9. Code Section 409A. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you orior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to you, and any remaining (including), without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to received installment payments under this letter shall be treated as a right to receive a series of separate payments and, accordingly, each installment payments hereunder sall at all times be considered a separated and distinct payment. It is intend that all of the severance benefits payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this agreement will be construed to the greatest extent possible as consistent with those provisions.”

Except as provided herein, the terms and conditions of your employment with the Company shall remain unchanged, and as set forth in your Offer Letter.

This Amendment, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this matther. It is enetered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Amendment may not be modified or amended except in a writing signed by both you and duly authorized officer of the Company. This Amendment shall be be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Amendment is acceptable to you, please sign below and return the original to me.

Sincerely,

Telegent Systems USA, Inc.

By.	/s/ Mary Monfared
Office Name
Title

Exhibit A: Offer Letter

UNDERSTOOD AND AGREED TO:

/S/ GEOFF RIBAR

Geoff Ribar

12/29/08
Date

EXHIBIT A

Offer Letter